Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Amneal Pharmaceuticals, Inc. of our report dated April 17, 2020, on the financial statements of Dixon-Shane LLC dba R&S Northeast LLC, which is included in the Current Report Amendment No. 1 on Form 8-K/A of Amneal Pharmaceuticals, Inc. filed on April 17, 2020.

/s/ Crowe LLP

Franklin, Tennessee

August 17, 2020